Exhibit 99.1

Orchard Supply Hardware Stores Corporation Announces Fourth Quarter and

Full-Year Fiscal 2011 Financial Results; Reiterates Store Opening Plans and

Positive Comparable Store Sales Outlook for Fiscal 2012

San Jose, CA – Business Wire – April 26, 2012 – Orchard Supply Hardware Stores Corporation (Nasdaq:OSH), a specialty retailer focused on the consumer segment of the home improvement market, today announced financial results for the fourth quarter and fiscal year ended January 28, 2012.

Fiscal Year 2011 Highlights

•	Completed spin-off from Sears, becoming an independent, publicly-traded company

•	Strengthened the Company’s financial position by reducing long-term debt

•	Began implementation of a turnaround strategy to restore growth

•	Opened a new, productive store format that will be expanded in 2012

Fiscal Year 2011 Financial Results

Full-year net sales were $660.5 million compared to $660.7 million in fiscal 2010. Comparable store sales(1) decreased 0.6%, reflecting an increase in comparable average ticket, which was offset by a decline in comparable transaction volume.

Full year net loss was $14.5 million and includes $18.1 million of pre-tax, non-cash loss on sale of real property and store impairment charges. This compares to net income of $8.7 million in fiscal year 2010.

Fiscal 2011 Non-GAAP Adjusted EBITDA (see reconciliation of Non-GAAP Adjusted EBITDA to net loss, below) was $45.0 million compared to $69.4 million in fiscal 2010. The year-over-year decline was primarily driven by reductions in gross margin and investments in the Company’s turnaround strategy, including costs associated with establishing and expanding its corporate support infrastructure and strengthening its financial position.

Mark Baker, President and Chief Executive Officer, stated, “During fiscal 2011, we initiated a turnaround strategy designed to restore growth and increase Orchard’s market share. As part of our strategy, we enhanced our organizational structure with key additions to the management team, we improved our in-stock inventory levels on core products while reducing overall inventory levels, and we strengthened the service and shopping environment in our stores. We also took actions to improve the Company’s financial position, including the strategic decision to execute sale-leaseback transactions on five Orchard properties, which generated $57.8 million of proceeds that were used to pay down debt.”

“Our teams are continuing to focus on Orchard’s five key priorities: Projecting a consistent and compelling brand identity, driving sales through merchandising and marketing initiatives, improving operational efficiencies, aligning resources and talent, and strengthening our financial position. We made a great deal of progress in fiscal 2011, but we are still in the beginning stage of the turnaround.”

Fourth Quarter 2011

Net sales in the fourth quarter of fiscal 2011 were $141.6 million compared to $141.5 million in the same period last year. Comparable store sales(1) increased 2.3%, reflecting the Company’s second consecutive quarter of positive comp performance.

Fourth quarter net loss was $7.2 million and includes $3.6 million of non-cash loss on sale of real property and store impairment charges. This compares to a net loss of $3.4 million in the fourth quarter of fiscal 2010.

Non-GAAP Adjusted EBITDA (see reconciliation of Non-GAAP Adjusted EBITDA to net loss, below) was $4.9 million in the fourth quarter of 2011 compared to $13.0 million a year ago.

Balance Sheet and Cash Flow

As of January 28, 2012, inventories totaled $157.7 million, a decrease of $14.4 million, or 8.4%, compared to $172.1 million at the end of fiscal 2010. Additionally, the Company generated $57.8 million in proceeds from sale-leaseback transactions on five properties in fiscal 2011. The proceeds were used to pay down debt and renegotiate and amend the Company’s financing agreements. At the end of fiscal 2011, total debt and capital lease obligations had been reduced to $262.4 million from $338.2 million at the end of fiscal 2010.

Fiscal 2012 Store Opening Plans and Comparable Store Sales Expectations

Baker continued, “We are executing on our key strategies to drive traffic and sales. Specifically, in addition to our real estate activity, we’re refurbishing approximately 35 locations with exterior signage and paint in Orchard’s new contemporary logo and colors, and we’re providing direct access from the parking lot to our higher margin nursery and garden centers at approximately 15 additional locations this year. By the end of fiscal 2012, more than half of our store portfolio will have updated signage and paint, and more than 60% will have direct nursery access. At the same time, we’re implementing extensive product line reviews to upgrade our assortment, improve inventory levels and help drive gross margin. Importantly, we are pleased with the early results of our new, productive store format, which we are rolling out this year. Our plans include the opening of up to three new stores and the remodeling of up to six existing Orchard locations during fiscal 2012.”

“The first quarter of fiscal 2012 has been challenging, reflecting softer than expected sales in our seasonal and outdoor products. Despite the difficult start to the year, we expect to achieve positive comp store sales in fiscal 2012,” concluded Baker.

The Company will have 53 weeks of operating results in fiscal 2012 and provided the following guidance for expected financial results and store plans:

•	Positive comparable store sales on a 52-week basis. The Company currently expects that comp store sales will be negative low single digits for the first quarter of fiscal 2012

•	Plans to open up to three new stores and remodel up to six locations

Conference Call Information

A listen-only conference call will be available on Thursday, April 26, 2012 at 1:30 p.m. pacific time/4:30 p.m. eastern time. Mark Baker, Chief Executive Officer and Chris Newman, Chief Financial Officer, will discuss fiscal 2011 fourth quarter and full-year financial results, as well as the Company’s outlook for fiscal 2012. To listen to the call, please dial (800) 295-4740 and provide passcode 21439806. A telephone replay will be available from April 26, 2012 at 3:30 p.m. pacific time/6:30 p.m. eastern time through May 3, 2012. To access the replay, please dial (888) 286-8010 and enter passcode 94729134. The call will also be broadcast live at http://ir.osh.com and will be archived on the web site for 90 days.

About Orchard

Orchard Supply Hardware Stores Corporation is a specialty retailer primarily focused on homeowners with repair, maintenance and improvement needs. Founded as a purchasing cooperative in San Jose in 1931, as of January 28, 2012, the Company operated 87 full-service hardware stores in California. The stores average approximately 44,000 square feet of enclosed retail space and approximately 8,000 square feet of exterior nursery and garden space, carrying a broad assortment of merchandise across three primary categories: repair and maintenance, lawn and garden and in-home products.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “guidance”, “outlook”, “believes”, “expects”, “appears”, “may”, “will”, “should”, “intend”, “target”, “projects”, “estimates”, “plans”, “forecast”, “is likely to”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward looking statements. Any statement that is not a historical fact and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Footnote

(1)

Comparable store sales are calculated using sales of stores open at least twelve months and exclude E-commerce. Additionally, and because of an agreement the Company entered into with Sears Holdings Corporation on October 26, 2011 whereby the Company now sells appliances on a consignment basis and receives commission income for sales of such appliances and related protection agreements, comparable store sales also exclude approximately $3.5 million of net sales of Sears branded appliances in the fourth quarter of fiscal 2010 and approximately $0.3 million of commission income in the fourth quarter of fiscal 2011. The first three quarters of fiscal 2011 included approximately $14.5 million of net sales of Sears branded appliances.

ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	13 Weeks Ended		Fiscal Year Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
NET SALES	$141,579	$141,530	$660,472	$660,701
COST OF SALES AND EXPENSES:
Cost of sales (excluding depreciation and amortization)	94,620	93,864	441,031	431,839
Gross margin	46,959	47,666	219,441	228,862
Selling and administrative	46,092	40,598	177,184	165,993
Depreciation and amortization	7,000	8,069	29,390	31,187
Loss on sale of real property	470		14,780

Total cost of sales and expenses	148,182	142,531	662,385	629,019

OPERATING (LOSS) INCOME	(6,603)	(1,001)	(1,913)	31,682
INTEREST EXPENSE, NET	6,568	4,618	23,362	17,392

(LOSS) INCOME BEFORE INCOME TAXES	(13,171)	(5,619)	(25,275)	14,290
INCOME TAX (BENEFIT) EXPENSE	(5,928)	(2,191)	(10,825)	5,573

NET (LOSS) INCOME	$(7,243)	$(3,428)	$(14,450)	$8,717

Basic and diluted (loss) income per share	$(1.21)	$(0.57)	$(2.40)	$1.45
Basic and diluted weighted average common shares outstanding	6,009	6,012	6,010	6,013

ORCHARD SUPPLY HARDWARE STORES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF JANUARY 28, 2012 AND JANUARY 29, 2011

(Unaudited, in thousands)

	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,148	$15,604
Restricted cash	556	556
Merchandise inventories	157,671	172,050
Deferred income taxes	14,129	16,444
Prepaid expenses and other current assets	13,228	11,253

Total current assets	193,732	215,907
PROPERTY AND EQUIPMENT, NET	210,362	262,968
INTANGIBLE ASSETS	133,916	145,451
DEFERRED FINANCING COSTS AND OTHER LONG-TERM ASSETS	8,493	5,666

TOTAL	$546,503	$629,992

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Merchandise payables	$54,410	$55,325
Accrued expenses and other liabilities	41,633	40,116
Current portion of long-term debt and capital lease obligations	8,269	19,292
Payable to Sears	2,875	12,458
Deposits from sale of real property	21,471

Total current liabilities	128,658	127,191
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	254,152	318,928
OTHER LONG-TERM LIABILITIES	29,286	16,338
DEFERRED INCOME TAXES	48,108	69,503
COMMITMENTS AND CONTINGENCIES

Total liabilities	460,204	531,960

Total stockholders' equity	86,299	98,032

TOTAL	$546,503	$629,992

Non-GAAP Financial Measure

In addition to our net loss determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. The Adjusted EBITDA should not be considered as a substitute for GAAP measurements. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs;

•	Management considers gain/(loss) on the sale of assets and impairment to result from investing decisions rather than ongoing operations; and

•	Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period.

Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA

(Unaudited, in thousands)

	13 Weeks Ended		Fiscal Year Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net (loss) income	$(7,243)	$(3,428)	$(14,450)	$8,717
Interest expense, net	6,568	4,618	23,362	17,392
Income tax (benefit) expense	(5,928)	(2,191)	(10,825)	5,573
Depreciation and amortization	7,000	8,069	29,390	31,187
Loss on sale and impairment of assets	3,578	431	18,093	633
Stock-based compensation	59	(30)	328	329
Other significant items (1)	816	5,561	(884)	5,561

Adjusted EBITDA	$4,850	$13,030	$45,014	$69,392

(1)	Other significant items include certain reserves and charges not in the normal course of the Company’s operations that periodically affect the comparability of results. The Company recorded severance charges of $1.2 million and $0 in fiscal 2011 and 2010 respectively, due to changes in its management structure and in connection with cost cutting initiatives. $0.8 million of the severance charges recorded in fiscal 2011 occurred in the 13 weeks ended January 28, 2012. In fiscal 2010, the Company recorded a $5.1 million legal judgment pursuant to the Save Mart Supermarkets legal case and $0.5 million in fees, which was settled in fiscal 2011. As a result of the settlement, the Company recorded a $2.1 million reduction to this liability in fiscal 2011.

Investor Relations Contact:

Christine Greany

The Blueshirt Group

858-523-1732

christine@blueshirtgroup.com